Exhibit 99.1

CONTACT:           William Koziel
(847) 597-8800

Così, Inc. Reports 2009 Third Quarter Results

DEERFIELD, IL – November 9, 2009 – Così, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported a net loss for the third quarter ended September 28, 2009 of $(2,362,000), or $(0.06) per basic and diluted common share, compared with a net loss of $(3,095,000), or $(0.08) per basic and diluted common share, for the 2008 third quarter.

Così’s total revenues for the 2009 third quarter decreased 14.0% to $30,033,000 from $34,930,000 in the 2008 third quarter.  Company-owned net restaurant sales declined 13.1% in the quarter to $29,528,000, compared to $33,975,000 in the previous year’s quarter.  Franchise fees and royalty revenues for the quarter contributed $505,000 compared to $955,000 in the 2008 third quarter.  The third quarter year over year decrease in franchise fees and royalties was due primarily to the recognition of $460,000 in fees in the 2008 third quarter resulting from a franchisee termination.

System-wide comparable restaurant sales for the third quarter as measured for restaurants in operation for more than 15 months recorded an aggregate decline of 10.7% as compared to the third quarter of 2008.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants is as follows:

For the 13 weeks ended
      September 28, 2009
Company-owned                                                   (11.9%)
Franchise-operated                                                 (5.7%)
Total System                                                          (10.7%)

James Hyatt, Così's President and Chief Executive Officer, said, "The recession and its impact on consumer and business spending has continued to adversely impact sales, especially in our catering business given our high density of locations in major metropolitan business districts.  We remain intensely focused on working collaboratively with our franchise partners to drive sales and improve operating margins, while remaining diligent about controlling costs.”

2009 Third Quarter Financial Performance Review

Contributing to Così’s aforementioned 13.1% decrease in third quarter Company-owned net sales as compared to the third quarter last year was the decline in Company-owned comparable sales as well as the impact of closing four locations since the end of the 2008 third quarter.  The Company-owned comparable sales decline of 11.9%, which was comprised of an 8.8% decrease in traffic and a 3.1% decrease in average guest check, was impacted by a 27.5% decrease in overall catering sales during the third quarter as compared to the 2008 third quarter.

For the third quarter, Così reported a 500 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the third quarter of 2008. The change resulted from increases of 350, 80 and 70 basis points, as a percentage of net sales, in labor and related benefits, cost of food and beverage and occupancy and other restaurant operating expenses, respectively. The increase in labor and related benefits and occupancy and other restaurant operating expenses as a percentage of net sales was due primarily to the impact of the comparable restaurant net sales decrease on the fixed portion of these costs during the period.  The increase in the cost of food and beverage as a percentage of net sales was due primarily to the impact of certain limited-time promotional menu offerings in the third quarter that focused on generating gross margin dollars but carried a higher cost as a percentage of net sales as compared to the prior year period.

During the same period, the Company reduced its general and administrative expenses by $1,945,000 or 390 basis points as a percentage of total revenues, to $3,484,000 or 11.6% from $5,429,000 or 15.5% in the 2008 third quarter.

Così reported that as of September 28, 2009 it had cash and cash equivalents of $4,589,000 and virtually no debt other than lease obligations.

Business Update

Così stated that, despite the difficult economic environment, it remains focused on several initiatives to better position itself for recovery; 1) improving the guest experience, 2) continuing to provide fresh and innovative product offerings at a great value and 3) improving our restaurant operating leverage through good cost controls while also reducing administrative overhead costs.

Così also reported that it is pleased with the efforts of its new advertising agency to broaden and enhance its initiatives to increase traffic and sales while building awareness of the brand.  During the third quarter, Cosi in cooperation with the new agency completed phase one of its website initiative which provides greater focus on its fresh high quality innovative menu offerings while also providing guests easy access to nutritional and allergen information.

Development Performance

Così finished the 2009 third quarter with a total of 144 locations consisting of 99 Company-owned locations and 45 franchised locations.  During the 2009 third quarter, one Company-owned location was opened in Glenview, Illinois and one franchise location was opened at the Reagan National Airport in Virginia.  Subsequent to the end of the 2009 third quarter, one additional franchise location was opened at the Dulles International Airport in Virginia.

About Così, Inc.
Così ( http://www.getcosi.com ) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 99 Company-owned and 46 franchise restaurants operating in eighteen states, the District of Columbia and the United Arab Emirates. The Così vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così menu features Così sandwiches, freshly-tossed salads, melts, soups, Così bagels, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “Così ( w/hearth design),” “Simply Good Taste” and related marks are registered trademarks of Così, Inc.
Copyright © 2009 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets including foreign markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on the company's website at
http://www.getcosi.com  in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of September 28, 2009 and December 29, 2008
(dollars in thousands, except share and per share data)

	September 28, 2009	December 29, 2008
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$4,589	$5,589
Accounts receivable, net	708	916
Inventories	955	998
Prepaid expenses and other current assets	859	3,650
Total current assets	7,111	11,153

Furniture and fixtures, equipment and leasehold improvements, net	24,681	29,779
Intangibles, security deposits and other assets, net	1,687	1,849
Total assets	$33,479	$42,781

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,253	$3,378
Accrued expenses	8,387	9,835
Deferred franchise revenue	18	149
Current liabilities of discontinued operations	-	4
Current portion of other long-term liabilities	468	668
Total current liabilities	11,126	14,034

Deferred franchise revenue	2,606	2,545
Other long-term liabilities, net of current portion	6,540	7,176
Total liabilities	20,272	23,755

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
40,866,474 and 40,663,164 shares issued, respectively	409	407
Additional paid-in capital	277,429	276,593
Treasury stock, 239,543 shares at cost	(1,198)	(1,198)
Accumulated deficit	(263,433)	(256,776)
Total stockholders' equity	13,207	19,026
Total liabilities and stockholders' equity	$33,479	$42,781

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations
For the Three and Nine Month Periods Ended September 28, 2009 and September 29, 2008
(dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$29,528	$33,975	$88,667	$102,641
Franchise fees and royalties	505	955	1,668	2,203
Total revenues	30,033	34,930	90,335	104,844

Costs and expenses:
Cost of food and beverage	6,858	7,611	20,011	23,408
Restaurant labor and related benefits	11,086	11,540	32,592	34,557
Occupancy and other restaurant operating expenses	9,312	10,485	27,324	30,169
	27,256	29,636	79,927	88,134
General and administrative expenses	3,484	5,429	11,186	16,537
Depreciation and amortization	1,701	2,152	5,444	6,319
Restaurant pre-opening expenses	13	-	13	100
Provision for losses on asset impairments
and disposals	-	800	238	1,067
Closed store costs	-	6	45	53
Lease termination expense	-	55	207	298
Total costs and expenses	32,454	38,078	97,060	112,508

Operating loss	(2,421)	(3,148)	(6,725)	(7,664)

Interest income	-	18	2	90
Interest expense	(1)	(2)	(4)	(5)
Other income	60	37	70	39
Loss from continuing operations	(2,362)	(3,095)	(6,657)	(7,540)
Discontinued operations:
Loss from discontinued operations	-	-	-	(312)

Net loss	$(2,362)	$(3,095)	$(6,657)	$(7,852)

Per Share Data:
Loss per share, basic and diluted
Continuing operations	$(0.06)	$(0.08)	$(0.16)	$(0.19)
Discontinued operations	$-	$-	$-	$(0.01)
Net loss	$(0.06)	$(0.08)	$(0.16)	$(0.20)

Weighted average shares outstanding:	40,521,231	40,103,956	40,387,960	40,021,556

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percent of Revenues

	Three Months Ended		Nine Months Ended
	September 28, 2009	September 29, 2008	September 28, 2009	September 29, 2008

Revenues:
Restaurant net sales	98.3%	97.3%	98.2%	97.9%
Franchise fees and royalties	1.7	2.7	1.8	2.1
Total revenues	100.0	100.0	100.0	100.0
Cost and expenses:
Cost of food and beverage (1)	23.2	22.4	22.6	22.8
Restaurant labor and related benefits (1)	37.5	34.0	36.8	33.7
Occupancy and other restaurant operating expenses (1)	31.5	30.8	30.8	29.4
	92.2	87.2	90.2	85.9
General and administrative expenses	11.6	15.5	12.4	15.8
Depreciation and amortization	5.7	6.2	6.0	6.0
Restaurant pre-opening expenses	-	-	-	0.1
Provision for losses on asset impairments
and disposals	-	2.3	0.3	1.0
Closed store costs	-	-	-	0.1
Lease termination expense	-	0.2	0.2	0.3
Total costs and expenses	108.1	109.0	107.4	107.3
Operating loss	(8.1)	(9.0)	(7.4)	(7.3)
Interest income	-	0.0	-	0.1
Interest expense	-	-	-	-
Other income	0.2	0.1	-	-
Loss from continuing operations	(7.9)	(8.9)	(7.4)	(7.2)
Discontinued operations:
Loss from discontinued operations	-	-	-	(0.3)
Net loss	(7.9)	(8.9)	(7.4)	(7.5)

(1)	These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues.

Cosi, Inc.
System-wide Restaurants

	For the Three Months Ended
	September 28, 2009			September 29, 2008
	Company- Owned	Franchise	Total	Company- Owned	Franchise	Total

Restaurants at beginning of period	98	44	142	102	43	145
New restaurants opened	1	1	2	-	-	-
Restaurants permanently closed	-	-	-	1	-	1
Restaurants at end of period	99	45	144	101	43	144

	For the Nine Months Ended
	September 28, 2009			September 29, 2008
	Company- Owned	Franchise	Total	Company- Owned		Franchise	Total

Restaurants at beginning of period	101	50	151	107	(a)	34	141
New restaurants opened	2	4	6	1		10	11
Restaurants permanently closed	4	9	13	7		1	8
Restaurants at end of period	99	45	144	101		43	144

(a) Includes three locations that are classified as discontinued operations.